                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Section 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                         Uno Restaurant Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[UNO                                             NEWS RELEASE
 LOGO]

    UNO RESTAURANT CORPORATION, 100 CHARLES PARK ROAD, WEST ROXBURY, MA 02132
    617-323-9200                                            FAX: 617-218-5375


                     UNO ANNOUNCES AGREEMENT TO GO PRIVATE

Boston, Massachusetts, February 28, 2001 - Uno Restaurant Corporation (NYSE:UNO) announced today that a Special Committee of the Board of Directors of the Company and a management group led by Aaron D. Spencer have reached a tentative agreement on a going private transaction at a price of $9.75 in cash for all shares of Company stock not already owned by the management group. The transaction will proceed as a merger and will be subject to execution of a definitive merger agreement, approval by the Company's Board of Directors, the Special Committee and stockholders, including approval by the holders of a majority of the shares not owned or controlled by the management group, receipt of financing and customary closing conditions. The transaction has a value of approximately $41 million. The management group owns approximately 62% of the Company's outstanding shares of stock.

Commenting on the announcement, Mr. Spencer stated, "It took several months of active negotiations to reach a final agreement on price, but I am glad we were able to do so and can now proceed to complete the transaction. I thank the Special Committee for its diligent efforts."

INFORMATION CONCERNING THE IDENTITY OF THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THE BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK BY EACH OF THESE INDIVIDUALS AND THEIR OTHER POTENTIAL INTERESTS IN THE TRANSACTION CONTEMPLATED BY THIS PRESS RELEASE MAY BE FOUND IN THE COMPANY'S PROXY STATEMENT FILED WITH THE SEC UNDER SCHEDULE 14A ON JANUARY 24, 2001 AND IN THE MANAGEMENT GROUP'S SCHEDULE 13D FILED WITH THE SEC. IN CONNECTION WITH THE PROPOSED MERGER, SUBJECT TO THE EXECUTION OF A DEFINITIVE MERGER AGREEMENT, THE COMPANY WILL FILE A PROXY STATEMENT ON SCHEDULE 14A WITH THE SEC. SHAREHOLDERS OF THE COMPANY AND OTHER INVESTORS ARE ENCOURAGED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. ALL OF THESE DOCUMENTS THAT HAVE BEEN, OR MAY BE, FILED WITH THE SEC ARE AVAILABLE FREE OF CHARGE ON THE SEC'S WEB SITE (http://www.sec.gov/).

Based in Boston, Uno Restaurant Corporation currently has a total of 179 casual dining, full-service restaurants operating primarily under the name "Pizzeria Uno...Chicago Bar & Grill." The system includes 110 company-owned and 61 franchised "Pizzeria Uno...Chicago Bar & Grill" restaurants, 7 franchised Pizzeria Uno Restaurant & Bar and one Mexican restaurant, located in 31 states, the District of Columbia, Puerto Rico, Seoul, South Korea, Lahore, Pakistan and Dubai, U.A.E. The Company under its Uno Foods subsidiary operates a consumer foods business, which supplies airlines, movie theaters, hotel restaurants, convenience stores and supermarkets with both frozen and refrigerated branded and non-branded products. For more information, visit the company's web site at www.unos.com.